Exhibit 5.1

June 24, 2019

Bellicum Pharmaceuticals, Inc.

2130 W. Holcombe Blvd., Ste. 800

Houston, TX 77030

Ladies and Gentlemen:

We have acted as counsel to Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 8,505,401 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), which is the sum of (i) 2,500,000 shares reserved for future issuance under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), and (ii) the Prior Plans’ Returning Shares (as defined below) in an amount not to exceed 6,005,401 shares, as such shares become available from time to time. The term “Prior Plans’ Returning Shares” refers to the following shares of the Company’s common stock subject to any stock award granted under the Company’s 2006 Stock Option Plan, as amended, the Registrant’s 2011 Stock Option Plan, as amended, and the Registrant’s 2014 Equity Incentive Plan, as amended (collectively, the “Prior Plans”) that were outstanding as of June 13, 2019: (i) any shares subject to such stock award that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) any shares subject to such stock award that are not issued because such stock award is settled in cash; and (iii) any shares issued pursuant to such stock award that are forfeited back to or repurchased by the Company because of a failure to vest.

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the 2019 Plan, the Prior Plans and the originals or copies certified to our satisfaction of such other, documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2019 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the 2019 Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

Bellicum Pharmaceuticals, Inc.

June 24, 2019

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Karen E. Anderson
Karen E. Anderson

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com